Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   August 14, 2018- Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Construction Services, Inc. (“Nitro”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018. Energy Services earned revenues of $29.5 million and $85.2 million for the three and nine months ended June 30, 2018, respectively. Net income available to common shareholders was $1.0 million and $65,000 for the three and nine months ended June 30, 2018, respectively. The Company had adjusted EBITDA of $2.7 million ($0.19 per share) and $3.9 million ($0.27 per share) for the three and nine months ended June 30, 2018, respectively. The backlog at June 30, 2018 was $84.4 million; however, the backlog does not include $12.0 million in pipeline projects that were awarded in July 2018.

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2018 and 2017:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Revenue	$29,549,659	$35,686,215	$85,190,295	$98,554,692

Cost of revenues	26,166,268	37,124,756	78,775,352	93,796,294

Gross profit (loss)	3,383,391	(1,438,541)	6,414,943	4,758,398

Selling and administrative expenses	1,773,304	1,600,454	5,738,751	5,735,342
Income (loss) from operations	1,610,087	(3,038,995)	676,192	(976,944)

Other income (expense)
Interest income	-	-	132,342	-
Other nonoperating expense	(55,016)	5,112	(157,163)	(106,548)
Interest expense	(190,781)	(183,583)	(730,333)	(558,098)
Gain on sale of equipment	7,572	26,431	395,947	95,262
	(238,225)	(152,040)	(359,207)	(569,384)

Income (loss) before income taxes	1,371,862	(3,191,035)	316,985	(1,546,328)

Income tax expense (benefit)	275,595	(1,323,887)	19,793	(605,298)

Net income (loss)	1,096,267	(1,867,148)	297,192	(941,030)

Dividends on preferred stock	77,250	77,250	231,750	231,750

Net income (loss) available to common shareholders	$1,019,017	$(1,944,398)	$65,442	$(1,172,780)

Weighted average shares outstanding-basic	14,239,836	14,239,836	14,239,836	14,239,836

Weighted average shares-diluted	17,673,169	14,239,836	17,673,169	14,239,836
Earnings (loss) per share from continuing operations
available to common shareholders	$0.072	$(0.137)	$0.005	$(0.082)

Earnings (loss) per share from continuing operations-diluted
available to common shareholders	$0.058	$(0.137)	$0.004	$(0.082)

Earnings (loss) per share
available to common shareholders	$0.072	$(0.137)	$0.005	$(0.082)

Earnings (loss) per share-diluted
available to common shareholders	$0.058	$(0.137)	$0.004	$(0.082)

Total revenues decreased by $6.2 million or 17.2% to $29.5 million for the three months ended June 30, 2018 from $35.7 million for the same period in 2017. Total gross profit increased by $4.8 million or 335.2% to $3.4 million for the three months ended June 30, 2018, from a $1.4 million gross loss for the same period in 2017.

Total revenues decreased by $13.4 million or 13.6% to $85.2 million for the nine months ended June 30, 2018 from $98.6 million for the same period in 2017. Total gross profit increased by $1.6 million or 34.8% to $6.4 million for the nine months ended June 30, 2018, from $4.8 million for the same period in 2017.

Douglas Reynolds, President, commented on the announcement. “During the third quarter of fiscal year 2017, we ran into significant problems on two pipeline projects. That resulted in a disappointing fiscal year 2017 and left us with questions on how to improve operations of the Company and maximize shareholder value. We feel that we have successfully addressed several issues within the Company and are seeing an immediate impact in operations and customer relations. We are expecting to have a strong finish to the fourth quarter of fiscal year 2018 that will continue into the first quarter of fiscal year 2019.” Reynolds continued, “The Company also recently announced a one-year share repurchase program that will begin on August 16, 2018. Under which, the Company may repurchase up to 10%, or approximately 1.4 million shares, of the Company’s outstanding common stock. This repurchase program demonstrates the Board’s confidence in our Company’s future and our commitment to maximizing value for our shareholders.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share with net income available to common shareholders:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	Unaudited	Unaudited	Unaudited	Unaudited

Net income (loss) available to
common shareholders	$1,019,017	$(1,944,398)	$65,442	$(1,172,780)

Add: Income tax expense (benefit)	275,595	(1,323,887)	19,793	(605,298)

Add: Dividends on preferred stock	77,250	77,250	231,750	231,750

Add: Interest expense	190,781	183,583	730,333	558,098

Less: Non-operating expense (income)	47,444	(31,543)	(371,126)	11,286

Add: Depreciation expense	1,073,387	880,467	3,187,733	2,286,618

Adjusted EBITDA	$2,683,474	$(2,158,528)	$3,863,925	$1,309,674
Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.19	$(0.15)	$0.27	$0.09

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868